Exhibit 8(a)(xi)

                                LETTER AGREEMENT

                              SSgA IAM SHARES Fund

                      Transfer Agency and Service Agreement

May 28, 1999


State Street Bank and Trust Company
225 Franklin Street
Boston, MA  02110


Ladies and Gentlemen:

Pursuant to Article 8 of the Transfer Agency and Service Agreement between the SSgA Funds and State Street Bank and Trust Company, dated as of April 11, 1988, as amended, the SSgA Funds advise you that it is creating a new series to be named SSgA IAM SHARES Fund (the "Fund"), and that the SSgA Funds desires State Street Bank and Trust Company to serve as Transfer Agent with respect to the Fund pursuant to the terms and conditions of the Transfer Agency and Service Agreement.

Notwithstanding anything to the contrary in Article 7, the initial term of the Transfer Agency and Service Agreement with respect to the Fund shall be until April 12, 1999.

Please acknowledge your acceptance of acting as Transfer Agent to the Fund by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

SSgA FUNDS


By: /s/ Lynn L. Anderson
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   Lynn L. Anderson
   President

ACKNOWLEDGED AND ACCEPTED
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State Street Bank and Trust Company

By: /s/
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Its:
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